Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

We consent to the use of our reports dated February 18, 2015 with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, the related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2014, all incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report with respect to the consolidated financial statements and financial statement schedule of Realty Income Corporation makes reference to Realty Income Corporation changing its method of reporting discontinued operation in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08.

/s/ KPMG LLP

San Diego, California
December 18, 2015